Exhibit 10.2

March 20, 2015

Stephen R. Davis

Interim CEO

Executive Vice President, Chief Financial Officer and Chief Business Officer

RE: Retention Bonus Agreement

Dear Steve:

As an incentive for you to continue to contribute your efforts, talents and services to ACADIA Pharmaceuticals Inc. (the “Company”), the Company is pleased to announce your eligibility to earn a one-time retention bonus payment in the amount of $100,000 (the “Retention Bonus”), less applicable taxes and withholdings under the terms and conditions set forth in this letter agreement (the “Agreement”).

To earn this Retention Bonus, you must remain employed by the Company on a full-time, active basis through and including September 21, 2015 (the “Earn Date”). If earned, the Retention Bonus will be paid in one lump-sum amount less applicable taxes and withholdings in the first payroll processing period following the Earn Date.

If, prior to the Earn Date, the Company terminates your employment without Cause (as defined in the Company’s Change in Control Severance Benefit Plan (the “Severance Plan”)), then the Company will pay you a cash payment equal to the Retention Bonus (the “Termination Bonus”). The Termination Bonus shall be subject to applicable taxes and withholdings and shall be paid in a lump sum no later than the second full payroll cycle after you have satisfied the release conditions under Section 2(b) of the Severance Plan.

For the avoidance of doubt, if prior to the Earn Date: (i) you provide notice of your resignation or actually end the employment relationship for any reason (including death or disability) or (ii) the Company terminates your employment for Cause; then you will not be eligible for and will not earn the Termination Bonus or any portion thereof. Neither the Retention Bonus nor the Termination Bonus is guaranteed, and such bonuses can only be earned if the specific requirements set forth in this Agreement are met.

The Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this Agreement is intended to alter your at-will employment relationship with the Company, and your employment remains terminable by either you or the Company with or without Cause or advance notice. This Agreement also does not change or modify any other benefits that you may be entitled to receive from the Company.

It is intended that the Retention Bonus (and if applicable, the Termination Bonus), payable under the Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested.

This Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Bonus or Termination Bonus, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters. This Agreement is entered into without reliance on any promise or representation (written or unwritten), other than those expressly contained herein. The terms of this Agreement may not be modified or amended except in a written agreement signed by you and another duly authorized officer of the Company.

To indicate your understanding and acceptance of this Agreement, please sign and date below, and return this fully signed letter to me.

Very truly yours,

ACADIA Pharmaceuticals Inc.

By:	/s/ Glenn F. Baity
Glenn F. Baity
Executive Vice President & General Counsel

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

/s/ Steven R. Davis	Date 3/31/2015
Stephen R. Davis

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